PRESS RELEASE	Source: Datascension Inc.


DATASCENSION INC. ESTABLISHES SHAREHOLDERS MEETING DATE
ENCOURAGES SHAREHOLDERS TO ATTEND

BREA, Calif.--(BUSINESS WIRE)--April 26, 2005--The board of directors of Datascension Inc. (OTCBB:DSEN - News) today announced the time and place for the upcoming Datascension Shareholders Meeting.

The definitive date for the shareholder meeting will be June 22, 2005, at the Embassy Suites Hotel at 900 E. Birch St. in Brea, Calif. The formal meeting will begin at 1 p.m. A facilities tour of the Brea facility will be available to shareholders at 3 p.m. Shareholders wanting to take a tour of the facility should please e-mail info@datascension.com to ensure adequate time and space for each attendee.


Scott Kincer, CEO of Datascension, especially wants to welcome and encourage shareholder attendance, and wishes to personally meet them, as well as to talk about some of the future objectives for the company.


About Datascension International


Datascension International, a premier data solutions company with operations in California, Costa Rica and the Dominican Republic, embodies a unique expertise in the collection, storage, processing and interpretation of marketing data. Employing hundreds of bilingual professionals, the company is rapidly becoming one of the largest Spanish-speaking call centers. The company's commitment to customer service, quality and on-time project management has fostered its world-class reputation among major market research firms and corporate market research departments.


Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements made in this press release contain certain forward-looking statements that involve a number of risks and uncertainties. In addition to the matters described above, the company's ability to initiate and complete the contemplated transactions described above will depend upon a number of factors including overall economic conditions, general stock market conditions and the continuing results of the company, as well as the risk factors listed from time to time in the SEC filings of Datascension Inc.